Exhibit 99.1

INOVIO Reports First Quarter 2024 Financial Results and Recent Business Highlights

•	BLA submission on track for INO-3107 in second half of 2024; if approved under accelerated approval pathway, could be first non-surgical treatment for recurrent respiratory papillomatosis (RRP)

•	Planning initiation of confirmatory trial for INO-3107 based on FDA feedback

•	Advancing plans for Phase 3 trial of INO-3112 in combination with LOQTORZITM (toripalimab-tpzi) as a potential treatment for oropharyngeal squamous cell carcinoma (OPSCC) based on FDA feedback

•	Balance sheet strengthened with underwritten offering of common stock and pre-funded warrants completed in April 2024

•	Cash runway projected into third quarter of 2025

PLYMOUTH MEETING, PA – May 13, 2024 – INOVIO (NASDAQ:INO), a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases, today announced its financial results for the first quarter of 2024 and provided an update on recent company developments.

“In the first quarter of 2024, we continued to deliver on our priorities for the year. Of utmost importance, we remain on track to submit our BLA in the second half of 2024 under the accelerated approval pathway for INO-3107 as a treatment for RRP and are working to initiate our confirmatory trial as soon as possible based on feedback from the FDA on the trial’s design. We are energized by the opportunity to potentially deliver the first FDA-approved therapy for this devastating disease and continue to work expeditiously to be prepared to serve RRP patients and the physicians caring for them. If approved, INO-3107 would also be the first DNA medicine on the market in the United States, representing a major milestone for our technology platform,” said Dr. Jacqueline Shea, INOVIO’s President and Chief Executive Officer. “In parallel, we also made progress with our plans to evaluate INO-3112 in combination with the PD-1 inhibitor, LOQTORZI, in a Phase 3 trial, as we believe the combination could address a substantial unmet need in patients with locoregionally advanced, high-risk, HPV-16/18 positive OPSCC, a type of head and neck cancer commonly known as throat cancer. We believe that we are aligned with the FDA on our proposed Phase 3 trial design, and we now plan to discuss these plans with European regulators. We look forward to sharing our continued progress throughout the year.”

Recent Business Highlights

INO-3107 – Recurrent Respiratory Papillomatosis (RRP)

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INOVIO remains on target to submit its BLA seeking accelerated approval for INO-3107 in the second half of 2024. INOVIO is preparing trial sites for recruitment based on recent feedback from the FDA that they had no additional comments on INOVIO’s proposed design for the confirmatory trial. The trial is being strategically designed to focus on evaluating clinical benefit in reducing surgical intervention to control RRP disease for the majority of RRP patients. Repeat surgical interventions is the current standard of care for RRP. INOVIO’s market research to date with patients and healthcare professionals indicates that a reduction of even one surgery matters, because every surgery poses a significant risk of causing permanent damage to the vocal cords.

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The proposed confirmatory trial will be randomized and placebo-controlled, involving approximately 100 patients with a history of ≥2 surgeries per year, with a treatment option for the placebo arm at trial end. This trial design is intended to target a broader spectrum of RRP disease than other candidates currently in development. If INO-3107 receives full approval from the FDA, INOVIO believes the design of the confirmatory trial could also support expansion into global markets based on feedback received to date from European regulators.

•	Immunological data highlighting INO-3107’s mechanism of action are expected to be submitted to peer-reviewed publications and key conferences in the second half of 2024.

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INOVIO continues preparations to be ready to launch commercially in 2025, should INO-3107 be approved. Efforts are focused on building the infrastructure needed to deliver the product to patients as quickly and easily as possible, from distribution and supply efforts to payer and healthcare provider support. INOVIO believes that INO-3107, if approved, has the potential to be the preferred treatment of choice for all patients with RRP, as well as healthcare professionals and payers based on results from completed clinical trials and the competitive strengths of the DNA medicine platform:

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Reduction in surgeries: 81.3% (26/32) of patients had a decrease in surgical interventions in the year after INO-3107 administration compared to the year prior to treatment, including 28.1% (9/32) that required no surgical interventions during or after the dosing window. INOVIO’s Phase 1/2 trial was designed to show the potential of INO-3107 to reduce surgical intervention in the year following the first dose compared to the year prior. Relative to other Phase 1/2 clinical trials, INOVIO’s protocol required that all surgeries conducted during the dosing window (a 54-day period during which four doses were administered) be counted in the overall results. The protocol for INOVIO’s trial also did not include prescribed laryngoscopy and surgery at weeks 6 and 12 to maintain minimal residual disease during the treatment window. INOVIO believes that these contrasts with other clinical trial designs are important and could offer competitive advantages for INO-3107 should it be approved.

•	Mechanism of action: INO-3107 generated antigen specific T cells with lytic potential targeting both HPV-6 and HPV-11.

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Immunology: Administration of INO-3107 induced active immune responses in the airway tissues of those patients who showed clinical response, including the production of cytokines and chemokines, known to be critical mediators of inflammatory responses, and increased activity of dendritic cells, macrophages and T cells. Additional analysis of T cell genes in airway tissues revealed an increase in CD4 and CD8 T cell gene signatures after treatment with INO-3107.

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Benefits of DNA plasmids plus electroporation: INOVIO’s proprietary CELLECTRA® devices are designed to optimally deliver DNA medicines within the body’s cells without requiring chemical adjuvants or lipid nanoparticles, and without the risk of pre-existing or anti-vector responses historically seen with viral vector platforms. In late-stage clinical trials involving approximately 5,600 doses administered to approximately 1,600 patients, intramuscular delivery has been well tolerated by patients and observed to be easy to use by healthcare providers. Based on historical data from other programs involving redosing, INOVIO believes it will be able to effectively re-dose INO-3107 if required to maintain or enhance immune responses.

INO-3112 – Oropharyngeal Squamous Cell Carcinoma (OPSCC)

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The FDA provided feedback on the proposed Phase 3 trial design to evaluate the combination of INO-3112 and LOQTORZI as a potential treatment for patients with locoregionally advanced, high-risk, HPV-16/-18 positive throat cancer.

•	INOVIO will discuss the proposed trial design with European regulatory authorities, as INOVIO plans to conduct the trial in both Europe and North America.

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The combination of INO-3112 with LOQTORZI has the potential to address a substantial unmet need in patients with HPV-16 and -18 related high-risk throat cancer. The proposed multi-center Phase 3 trial will investigate whether LOQTORZI can help boost the tumor-infiltrating abilities of the antigen-specific T cells generated by INO-3112.

•	INO-3112 is a DNA medicine candidate containing a DNA plasmid encoding HPV-16/-18 E6 and E7 antigens combined with another DNA plasmid encoding IL-12 as an immune activator.

•	LOQTORZI is an FDA-approved PD-1 inhibitor approved for the treatment of recurrent locally advanced/metastatic nasopharyngeal carcinoma.

General Corporate

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Strengthened balance sheet with an offering of common stock and pre-funded warrants in April 2024; net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses, were approximately $33.2 million.

First Quarter 2024 Financial Results

•	Cash, Cash Equivalents and Short-term Investments: As of March 31, 2024, cash, cash equivalents and short-term investments were $105.6 million compared to $145.3 million as of December 31, 2023.

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Research and Development (R&D) Expenses: R&D expenses for the three months ended March 31, 2024, were $20.9 million compared to $30.2 million for the same period in 2023. The decrease in R&D expenses was primarily the result of lower drug manufacturing costs related to INO-4800 and other COVID-19 studies that were discontinued, and lower employee and consultant compensation, including non-cash stock-based compensation, among other variances.

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General and Administrative (G&A) Expenses: G&A expenses were $10.6 million for the three months ended March 31, 2024 compared to $13.9 million for the same period in 2023. The decrease in G&A expenses was primarily related to a decrease in employee compensation, including non-cash employee and consultant stock-based compensation, and a decrease in legal expenses, among other variances.

•	Total Operating Expenses: Total operating expenses were $31.5 million for the three months ended March 31, 2024, compared to $44.1 million for the same period in 2023.

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Reverse Stock Split: INOVIO effected a reverse stock split of its outstanding shares of common stock on January 24, 2024, as a result of which every twelve shares of its common stock issued and outstanding were combined into one share of common stock. Any fractional post-split shares as a result of the reverse split were eliminated and redeemed in cash. Outstanding share amounts and per share amounts included in this press release have been restated to reflect the reverse stock split on a retroactive basis for all periods presented.

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Net Loss: INOVIO’s net loss for the three months ended March 31, 2024 was $30.5 million, or $1.31 per basic and diluted share, compared to net loss of $40.6 million, or $1.89 per basic and diluted share, for the three months ended March 31, 2023.

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Shares Outstanding: As of March 31, 2024, INOVIO had 23.4 million common shares outstanding and 25.1 million common shares outstanding on a fully diluted basis, after giving effect to the exercise, vesting, and conversion, as applicable, of its outstanding options, restricted stock units and convertible preferred stock.

INOVIO’s balance sheet and statement of operations are provided below. Additional information is included in INOVIO’s quarterly report on Form 10-Q for the quarter ended March 31, 2024, which can be accessed at: http://ir.inovio.com/financials/default.aspx.

Cash Guidance

INOVIO estimates its cash runway, including the net proceeds of the April 2024 underwritten registered direct offering, to extend into the third quarter of 2025. This projection includes an operational net cash burn estimate of approximately $30 million for the second quarter of 2024. These cash runway projections do not include any further capital-raising activities that INOVIO may undertake.

Conference Call / Webcast Information

INOVIO’s management will host a live conference call and webcast with slides at 4:30 p.m. ET today to discuss INOVIO’s financial results and provide a general business update. The live webcast and replay may be accessed by visiting INOVIO’s website at http://ir.inovio.com/events-and-presentations/default.aspx.

About INOVIO’s DNA Medicines Platform

INOVIO’s DNA medicines platform has two innovative components: precisely designed DNA plasmids, delivered by INOVIO’s proprietary investigational medical device, CELLECTRA®. INOVIO uses proprietary technology to design its DNA plasmids, which are small circular DNA molecules that work like software the body’s cells can download to produce specific proteins to target and fight disease. INOVIO’s proprietary CELLECTRA® delivery devices are designed to optimally deliver its DNA medicines to the body’s cells without requiring chemical adjuvants or lipid nanoparticles and without the risk of the anti-vector response historically seen with viral vector platforms.

About INOVIO

INOVIO is a biotechnology company focused on developing and commercializing DNA medicines to help treat and protect people from HPV-related diseases, cancer, and infectious diseases. INOVIO’s technology optimizes the design and delivery of innovative DNA medicines that teach the body to manufacture its own disease-fighting tools. For more information, visit www.inovio.com.

Contacts

Media: Jennie Willson (267) 429-8567 jennie.willson@inovio.com

Investors: Thomas Hong (267) 440-4298 thomas.hong@inovio.com

Forward-Looking Statements

This press release contains certain forward-looking statements relating to our business, including our plans to develop and commercialize DNA medicines and our expectations regarding our research and development programs, including the planned initiation and conduct of clinical trials and the availability and timing of data from those trials, the planned submission of a BLA in the second half of 2024, plans for discussions with regulatory authorities, the planned commercial launch of INO-3107 if regulatory approval is obtained, and expectations with respect to our cash resources through the third quarter of 2025 and expected cash burn for the second quarter of 2024. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials, product development programs and commercialization activities and outcomes, the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA medicines, our ability to support our pipeline of DNA medicine products, the ability of our collaborators to attain development and commercial milestones for products we license and product sales that will enable us to receive future payments and royalties, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by us or collaborators, including alternatives that may be more efficacious or cost effective than any therapy or treatment that we and our collaborators hope to develop, issues involving product liability, issues involving patents and whether they or licenses to them will provide us with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether we can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and other filings we make from time to time with the Securities and Exchange Commission. There can be no assurance that any product candidate in our pipeline will be successfully developed, manufactured, or commercialized, that the results of clinical trials will be supportive of regulatory approvals required to market products, or that any of the forward-looking information provided herein will be proven accurate. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise these statements, except as may be required by law.

Inovio Pharmaceuticals, Inc.

CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,601,829	$14,310,862
Short-term investments	86,013,044	130,982,913
Accounts receivable from affiliated entities	2,551,082	2,405,228
Prepaid expenses and other current assets	3,517,081	5,393,665
Prepaid expenses and other current assets from affiliated entities	—	20,432

Total current assets	111,683,036	153,113,100
Fixed assets, net	5,015,067	4,960,986
Investment in affiliated entity	2,654,269	2,780,287
Operating lease right-of-use assets	9,156,478	9,491,735
Other assets	605,315	605,315

Total assets	$129,114,165	$170,951,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,675,922	$19,847,744
Accounts payable and accrued expenses due to affiliated entity	1,525,079	1,070,519
Accrued clinical trial expenses	3,022,486	2,365,382
Operating lease liability	2,155,540	2,406,522
Grant funding liability	—	87,489
Grant funding liability from affiliated entity	21,918	21,918
Convertible senior notes	—	16,770,654

Total current liabilities	23,400,945	42,570,228
Operating lease liability, net of current portion	11,271,257	11,032,066

Total liabilities	34,672,202	53,602,294

Stockholders’ equity:
Preferred stock	—	—
Common stock	23,370	22,792
Additional paid-in capital	1,748,529,814	1,740,954,074
Accumulated deficit	(1,653,435,007)	(1,622,965,136)
Accumulated other comprehensive loss	(676,214)	(662,601)

Total Inovio Pharmaceuticals, Inc. stockholders’ equity	94,441,963	117,349,129

Total liabilities and stockholders’ equity	$129,114,165	$170,951,423

Inovio Pharmaceuticals, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2024	2023
Revenue from collaborative arrangements and other contracts	$—	$114,943

Operating expenses:
Research and development	20,913,790	30,176,511
General and administrative	10,571,179	13,890,610

Total operating expenses	31,484,969	44,067,121

Loss from operations	(31,484,969)	(43,952,178)
Other income (expense):
Interest income	1,500,290	2,207,171
Interest expense	(177,833)	(313,488)
(Loss) gain on investment in affiliated entity	(126,018)	616,639
Net unrealized gain on available-for-sale equity securities	500,877	3,218,215
Other expense, net	(682,218)	(2,425,676)

Net loss	$(30,469,871)	$(40,649,317)

Net loss per share
Basic and diluted (1)	$(1.31)	$(1.89)

Weighted average number of common shares outstanding
Basic and diluted (1)	23,291,512	21,536,476

(1)	Share and per share amounts have been restated to reflect the 1-for-12 reverse stock split effected in January 2024 on a retroactive basis for all periods presented.